ASSET PURCHASE AGREEMENT

                                   DATED AS OF

                                  MAY 23, 2005



                                 BY AND BETWEEN



       CUSTOMERLINX OF NORTH CAROLINA, INC., A NORTH CAROLINA CORPORATION,



         E-COMMERCE SUPPORT CENTERS, INC., A NORTH CAROLINA CORPORATION,

                                       AND


      SCIENTIGO, INC. (F/K/A MARKET CENTRAL, INC.), A DELAWARE CORPORATION.

                                    SCHEDULES

Schedule 2.1         -    List of Assets
Schedule 2.2(a)(ii)  -    Assumed Liabilities
Schedule 3.1         -    Jurisdictions of Incorporation and Qualification
Schedule 3.2         -    The Company's Third Party Consents
Schedule 3.6         -    Changes
Schedule 3.7         -    Claims
Schedule 3.8         -    Legal Compliance
Schedule 3.9         -    Leased Real Property
Schedule 3.10        -    Environmental Matters
Schedule 3.13        -    Employee, Sales Representative, Dealer and Distributor
Agreements
Schedule 3.14        -    Material Contracts
Schedule 3.15        -    Employee Benefit Plans; Employee Benefit Plan Matters
Schedule 3.16        -    Insurance
Schedule 3.17        -    Product Matters and Liabilities
Schedule 3.18(b)     -    Financial Statements
Schedule 6.4         -    Employees to be Terminated


                                    EXHIBITS

Exhibit 2.2(d)       -    Promissory Note
Exhibit 2.2(e)       -    Security Agreement
Exhibit 6.6(a)       -    Seller's Noncompetition Agreement
Exhibit 6.6(b)       -    MKTE Noncompetition Agreement
Exhibit 7.1(e)       -    Bill of Sale
Exhibit 7.1(m)       -    Opinion of Seller's Counsel

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 23rd day of May, 2005, by and between Customerlinx of North Carolina, Inc., a North Carolina corporation ("Purchaser"), E-Commerce Support Centers, Inc., a North Carolina corporation ("Seller" or "Company"), Scientigo, Inc., a Delaware corporation formerly known as Market Central, Inc. ("MKTE"), and Customerlinx Corp., a Delaware corporation ("Customerlinx").

                                    RECITALS

         WHEREAS, Seller, with its principal executive offices located at 7810 Ballantyne Commons Parkway, Suite 300, Charlotte, NC 28277, is engaged in the business of a contact call center and related services (the "Business");

         WHEREAS, MKTE owns all of the issued and outstanding capital stock of Seller;

         WHEREAS, Customerlinx owns all of the issued and outstanding stock of Purchaser; and

         WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of the assets, tangible and intangible, real, personal, or mixed, used and/or held for use in the operation of the Business (the "Assets"), except for cash and accounts receivable. The Assets shall include such contracts, leases, service agreements, vendor agreements, employment agreements, websites, URLs, intellectual property, and other agreements of the Seller reasonably satisfactory to Purchaser. Except as provided herein, all of the Assets will be sold to Purchaser free and clear of all Liens, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements, conditions, and indemnities contained in this Agreement, and intending to be legally bound, the parties agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section 1.1.

(a) "Accounts Receivable" means all amounts due from account debtors of Seller for services or material sold by Seller or its Affiliates and invoiced prior to the Closing.

(b) "Acquisition Proposal" means any proposal or offer, other than by Purchaser or any of its Affiliates, for a merger, exchange of capital stock, or other business combination involving the Company or the Business or any proposal or offer to acquire in any manner a substantial equity interest in the Company or any of the assets of the Company or the Business other than in the ordinary course of business consistent with past practices.

(c) "Additional Purchase Price" has the meaning specified in Section 2.2(g).

(d) "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, damages, diminution of value, penalties, amounts paid in settlement and all other fees, costs, and expenses, including (in each case) court costs and reasonable costs of investigation and attorneys' fees and expenses.

(e) "Affiliate" of any Person means any Person directly or indirectly controlling, controlled by, or under common control with such Person or related by blood, marriage, or adoption to such Person.

(f) "Agreement" has the meaning specified in the initial paragraph of this Agreement.

(g) "Allocable Corporate Expenses" means the pro-rata share of overhead, administrative, and other indirect costs of Purchaser and its Affiliates that are allocable to Purchaser's operations in North Carolina pursuant to Customerlinx's accounting methods for allocating such indirect costs.

(h) "Ancillary Fees" means sales and use taxes, postage, freight, printing, and related materials and services.

(i) "Assignment" means any agreement or instrument effecting the transfer or assignment of an agreement or Asset to Purchaser.

(j) "Assumed  Liabilities"  shall be those  liabilities of Seller  enumerated in
Schedule 2.2(a)(ii), including the Lien of Porter Capital, Inc.

(k)  "Authority"  means  any  federal,   state,   local,  or  foreign  court  or
governmental or regulatory agency or authority.

(l) "Assets" has the meaning specified in the recitals of this Agreement and as enumerated in Schedule 2.1.

(m) "Base Price" has the meaning specified in Section 2.2(a).

(n) "Business" has the meaning specified in the recitals of this Agreement.

(o) "Claim" has the meaning specified in Section 8.2(a).

(p) "Closing" has the meaning specified in Section 2.3(a).

(q) "Closing Date" has the meaning specified in Section 2.3(a).

(r) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(s) "Code" means the Internal Revenue Code of 1986, as amended.

(t) "Company" has the meaning specified in the initial paragraph of this Agreement.

(u) "Company Indebtedness" means the Company's liability for borrowed money and all fees and expenses relating thereto, including any early termination or prepayment fees.

(v) "Computer Software" means the detailed instructions to operate a computer and the instructions given to a computer in order for the computer to perform certain tasks.

(w) "Confidential Information" has the meaning specified in Section 10.1.

(x) "Customerlinx" has the meaning specified in the initial paragraph of this Agreement.

(y) "Deferred Amount" has the meaning set forth in Section 2.2(b).

(z) "Employee" means any individual currently or in the past employed by the Company.

(aa) "Employee Benefit Plan" means any (i) nonqualified pension, profit sharing, deferred compensation, stock purchase, stock option, incentive, bonus, severance, retirement, or other type of employee benefit plan, program, policy, or arrangement whether or not an Employee Pension Benefit Plan; (ii) retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); or (iii) Employee Welfare Benefit Plan or fringe benefit plan, program or arrangement.

(bb) "Employee Pension Benefit Plan" has the meaning specified in Section 3(2) of ERISA.

(cc) "Employee Welfare Benefit Plan" has the meaning specified in Section 3(1) of ERISA.

(dd) "Environmental Laws" means all federal, state, local, or foreign laws (including rules, regulations, codes, plans, ordinances, injunctions, judgments, orders, decrees, rulings, and charges of any Authority thereunder) concerning pollution or protection of the environment, wildlife, or human health and safety, including laws relating to (i) emissions, discharges, releases, or threatened releases of pollutants, petroleum or its byproducts or derivatives, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or (ii) otherwise relating to the generation, manufacture, processing, distribution, use, treatment, holding, storage, disposal, transport, or handling of pollutants, petroleum or its byproducts or derivatives, contaminants or chemical, industrial, hazardous, or toxic materials or wastes.

(ee) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(ff) "Financial Statement" or "Financial Statements" have the meaning specified in Section 3.18.

(gg) "GAAP" means generally accepted accounting principles in the United States as in effect from time to time as it relates to financial statement presentation and accounting policies but not all related and required footnotes to such financial statements.

(hh) "Hazardous Substance Release" means any emission, discharge, release, or threatened release into ambient air, surface water, ground water, or lands of any pollutant, petroleum or its byproducts or derivatives, contaminant, or chemical, industrial, hazardous, or toxic material, or waste, including those identified or defined in any Environmental Law.

(ii) "Indemnified Party" has the meaning specified in Section 8.2(a).

(jj) "Indemnifying Party" has the meaning specified in Section 8.2(a).

(kk) "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, and statutory invention registrations; (ii) all trademarks, service marks, trade dress, logos, trade names, corporate names, and domain names, together with all abbreviations, translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all software (including data and related documentation); (vii) all other proprietary rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

(ll) "Intellectual Property Right" has the meaning set forth in Section 8.1(c).

(mm) "Knowledge of Company" or "Knowledge of the Seller" means the actual knowledge of Company (Seller) and Doyal Bryant in each case after review of each such Person's own files and inquiry of those Employees who have primary responsibility for the specific matter at issue.

(nn) "Leased Real Property" has the meaning specified in Section 3.9(b).

(oo) "Leased Real Property Assignment" has the meaning set forth in Section 7.1(n).

(pp) "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated or whether due or to become due).

(qq) "Lien" means any lien, charge, claim, security interest, conditional sale agreement, mortgage, indenture, deed of trust, security agreement, pledge, hypothecation, option, restriction, condition, or other encumbrance or defect of title of any kind or nature.

(rr) "Management Fees" has the meaning set forth in Section 2.2(b).

(ss) "Material Adverse Effect" means a material adverse effect upon the business, financial condition, results of operations, prospects, or earnings of the Company or the Business.

(tt) "Material Contracts" has the meaning specified in Section 3.14.

(uu) "MKTE" has the meaning specified in the initial paragraph of this Agreement.

(vv) "MKTE Noncompetition Agreement" has the meaning specified in Section 6.6.

(ww) "Multiemployer Plan" has the meaning specified in Section 3(37) of ERISA.

(xx) "Note" has the meaning set forth in Section 2.2(d).

(yy) "Person" means an individual, a corporation, a partnership, a limited liability company, an association, an Authority, a trust, or any other entity, association, or organization.

(zz) "Pre-Closing Period" means the period beginning 364 days prior to the Closing Date and ending on the Closing Date.

(aaa) "Prorated Lease Expenses" has the meaning set forth in Section 6.10.

(bbb) "Purchase Price" has the meaning set forth in Section 2.2(a).

(ccc) "Purchaser" has the meaning specified in the initial paragraph of this Agreement.

(ddd) "Purchaser Guaranteed Obligations" has the meaning set forth in Section 10.14(b).

(eee) "Rebate Obligations" has the meaning set forth in Section 3.17.

(fff) "Retained Liabilities" means any Liability of Company or the Business other than the Assumed Liabilities.

(ggg) "Security Agreement" has the meaning set forth in Section 2.2(e).

(hhh) "Seller" has the meaning specified in the initial paragraph of this Agreement.

(iii) "Seller Guaranteed Obligations" has the meaning set forth in Section 10.14(a).

(jjj) "Seller  Noncompetition  Agreement"  has the meaning  specified in Section
6.6.

(kkk) "Senior Indebtedness" has the meaning set forth in Section 2.2(f).

(lll) "Taxes" means all federal, state, local, or foreign income, gross receipts, license, employment, payroll, withholding, severance, premium, disability, excise, value-added, accumulated earnings, net worth, alternate minimum, estimated, sales, use, transfer, real estate, environmental (including taxes under Code ss.59A), personal property, use and occupancy, business and occupation, maritime, mercantile, tariff, duty, capital stock, franchise, gift or estate, or other tax or fee of any kind, character, nature, or description, including interest, penalties, and deficiencies thereon and estimates thereof.

(mmm) "2005 Income Statement" has the meaning set forth in Section 2.2(g).

                                    ARTICLE 2.
                                 THE TRANSACTION

2.1 SALE, PURCHASE, AND TRANSFER OF ASSETS. At the Closing, Company shall sell, transfer, and deliver or cause to be sold, transferred, and delivered to Purchaser, and Purchaser shall purchase and accept from Company, the Assets enumerated on Schedule 2.1, free and clear of all Liens, except for the Lien of Porter Capital, Inc., upon the terms, conditions, and provisions and in reliance upon the covenants, agreements, written representations, warranties, and indemnities of Purchaser (in the case of Company) and Company (in the case of Purchaser) set forth in this Agreement.

2.2      PURCHASE PRICE.

(a) Subject to adjustment as provided herein, the "Purchase Price" for the Assets shall be all of the following: (i) $1,100,000.00 (the "Base Price"); (ii) the Assumed Liabilities enumerated in Schedule 2.2(a)(ii); and (iii) the Additional Purchase Price set forth in Section 2.2(g).

(b) The parties agree and acknowledge that, (i) as of the Closing Date, there is $129,000.00 in management fees owed and unpaid by Seller to Customerlinx pursuant to the Management Agreement between Company and Customerlinx (the "Management Fees"), (ii) in recognition of such outstanding amount, Purchaser's obligation to pay Seller the Base Price is hereby reduced to $971,000.00 (the "Deferred Amount"), and (iii) the aggregate amount of such Management Fees shall be deemed paid by Seller as of the Closing Date in satisfaction of such Management Fees.

(c) The Purchaser shall assume and pay the Assumed Liabilities.

(d) To evidence Purchaser's obligation to pay Seller the Deferred Amount, Purchaser shall deliver to Seller at the Closing a promissory note, the form which is attached hereto as Exhibit 2.2(d) (the "Note"), made payable to Seller in the principal amount of the Deferred Amount, payable in monthly installments of $25,000.00, plus simple interest on the unpaid principal sum accruing at the rate of five percent (5%) per annum from the date of the Note, with payment commencing on the first day of the calendar month immediately after the Closing and continuing thereafter on the first day of each consecutive calendar month thereafter until the Deferred Amount is paid in full. Accrued interest shall be due and payable together with the final principal payment, but in no event later than the maturity date of the Note. There will be no prepayment penalty under the Note and Purchaser may pre-pay all indebtedness (including the Note) due to Seller. The parties agree and acknowledge that the Deferred Amount may be reduced pursuant to Section 6.9, and that the sums otherwise owing under the Note shall be reduced and deemed paid in a like amount of any such reduction.

(e) To secure the faithful performance of Purchaser under the terms of the Note, subject to the further provisions of Section 2.2(f), Purchaser shall grant Seller a security interest on certain assets of Purchaser pursuant to the terms of a security agreement, the form of which is attached hereto as Exhibit 2.2(e) (the "Security Agreement").

(f) Seller expressly agrees that the lien and/or security interest granted by the Note and/or the Security Agreement shall be expressly subordinated to any lien and/or security interest granted to secure any and all future indebtedness, obligations, or liabilities of Purchaser or Customerlinx (including any future interest accruing thereon, "Senior Indebtedness") to any corporate financing source to which Purchaser and/or Customerlinx is the primary obligor, including, but not limited to, a commercial bank, investment bank, private equity or venture capital fund, or hedge fund (each, a "Bank"), provided that such Senior Indebtedness shall in no event exceed $3,000,000.00 in the aggregate principal amount; provided, that, if (but for the foregoing aggregate dollar limitation) any Senior Indebtedness would exceed such aggregate limitation, then, for purposes of determining which indebtedness constitutes Senior Indebtedness, priority with regard to the designation of Senior Indebtedness shall be determined on a chronological basis (based on the date the indebtedness is incurred). Seller will fully cooperate in each case of such subordination of Seller's security interest and will promptly execute and deliver any agreements and documents required by a Bank to memorialize Seller's subordination of its security interest. Under no circumstances will the foregoing provisions of this
Section 2.2(f) excuse the timely performance of Purchaser's and Customerlinx's obligations under the terms of this Agreement and the Note, including the timely payment of the Deferred Amount. Also, to qualify as Senior Indebtedness, the Bank must advance funds to Purchaser or Customerlinx after the Closing.

(g) In the event that there is any Deferred Amount outstanding on May 31, 2006, then on or before July 31, 2006, Purchaser shall pay to Seller in cash an amount, if any (the "Additional Purchase Price"), equal to (I) 0.75 multiplied by (II) the amount by which (A) the net income (which calculation shall only include expenses directly attributable to Purchaser's operation of the Business in North Carolina and Allocable Corporate Expenses) that Purchaser generates from its operation of the Business in North Carolina during the 12 months ending May 31, 2006 (i.e., the period commencing June 1, 2005 and ending May 31, 2006) exceeds (B) the greater of (i) zero or (ii) the net income or loss generated from the operation of the Business in North Carolina by the Company and Purchaser in the calendar year ending December 31, 2005. For purposes of illustration only, if the net income for the calendar year ended December 31, 2005 was $100,000, and the net income for the 12 months ending May 31, 2006 (i.e., the period commencing June 1, 2005 and ending May 31, 2006) is determined to be $150,000, then on or before July 31, 2006, Purchaser shall pay to Seller in cash the amount of $37,500 as Additional Purchase Price. Purchaser shall prepare (with the cooperation of Seller and MKTE) an income statement for the operation of the Business in North Carolina as of December 31, 2005, in accordance with GAAP consistently applied and based upon the books and records of the Business (the "2005 Income Statement"). A copy of the 2005 Income Statement shall be delivered to Seller and MKTE on or before February 28, 2006. The 2005 Income Statement shall be the basis of the initial calculations under this Section 2.2(g). Following the Closing, consistent with the terms of this
Section 2.2(g), Purchaser shall prepare the income statements used for subsequent calculations.

(h) After the Closing, the balance of the Deferred Amount remaining due shall be automatically due and payable in full, with all installment payments accelerated, in the event that (i) Purchaser sells substantially all of its assets to another entity, (ii) Purchaser sells, transfers, or absolutely assigns more than fifty percent (50%) of its equity securities to another entity or individual(s) in one or related transactions, (iii) Purchaser merges with another entity whereby Purchaser is not the surviving entity in the merger, or
(iv) Purchaser surrenders control of its assets or business to another entity, in each of the above circumstance, other than to or with (as applicable) an Affiliate of Purchaser.

(i) After the Closing and as long as any of the Deferred Payment shall remain due and owing, MKTE shall be entitled to receive non-extraordinary call center services from Purchaser at the rate of $15 per hour, the provision of which services (1) shall be performed by Purchaser's entry-level customer service representatives, (2) shall include only in-bound telemarketing calling, (3) shall be provided only on a "space available" basis, (4) shall not require Purchaser to (and Purchaser shall not) incur any out-of-pocket expenses for telephone or technology charges or upgrades, and (5) shall not include (and Purchaser shall not provide) customer interfacing (e.g., contract management, the payment of sales commissions, and billing), which the parties agree and acknowledge is and shall remain the sole responsibility of MKTE.

2.3      THE CLOSING.

(a) The Closing; the Closing Date; Location of the Closing. The closing of the sale and purchase of the Assets and the consummation of the other transactions contemplated hereunder (the "Closing") shall take place at 11:00 a.m., Eastern Time, on May 31, 2005, or at such other time or on such other date as mutually agreed upon by the parties to this Agreement (the "Closing Date") at the offices of Thompson Hine LLP, Suite 800, 1920 N Street, N.W., Washington, D.C., or at such other place as may be mutually agreed upon by the parties to this Agreement and may be completed by facsimile transmission in accordance with the provisions of Section 10.13. All transactions which are to take place at the Closing shall be considered to have taken place simultaneously, and no delivery or payment shall be considered to have been made until all the transactions have been completed.

(b) Form of Payment. All monetary amounts payable pursuant to this Agreement shall be paid by wire transfer or delivery of other immediately available United States funds; provided, that payments in respect of the Note will be made in accordance with Section 2.2(d) and the Note.

(c) Deliveries at the Closing. At the Closing, (i) Company shall deliver the various certificates, instruments, opinions, documents, or items referred to in this Agreement, including Section 7.1, (ii) Purchaser shall deliver the various certificates, estoppel certificates, instruments, opinions, documents, or items, and the payments referred to in this Agreement, including Section 7.2, (iii) Company and Purchaser shall deliver such other documents as reasonably requested by Purchaser, and (iv) Company shall deliver possession of all of the Assets to Purchaser.

                                    ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                                   OF COMPANY

Company and MKTE represent and warrant to Purchaser as follows:

3.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Each of Company and MKTE is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation. Each of Company and MKTE is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of its respective assets, or the nature of its respective activities, requires such qualification. The state of incorporation of the Company and each state in which the Company is qualified to do business as a foreign corporation are set forth on Schedule 3.1. Each of Company and MKTE has full corporate power and authority to carry on the business in which it is engaged and to own and use the assets and properties owned and used by it. Neither of Company nor MKTE is in default under or in violation of any provision of its respective Articles or Certificate of incorporation or bylaws, in each case as amended.

3.2 AUTHORITY AND ENFORCEABILITY. Each of Company and MKTE has full power and authority to execute, deliver, and perform this Agreement. This Agreement has been duly executed and delivered by each of Company and MKTE, and constitutes the valid and legally binding obligation of each of Company and MKTE, enforceable against it in accordance with its terms. Except as set forth on
Schedule 3.2, neither Company nor MKTE is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Authority or Person in order for the parties to consummate the transactions contemplated by this Agreement.

3.3 NONCONTRAVENTION. The execution or delivery of this Agreement (or the consummation of the transactions contemplated by this Agreement) will not: (a) violate any law, constitution, code, statute, or ordinance, or any regulation, rule, injunction, plea agreement, judgment, order, decree, ruling, charge, or other restriction of any Authority, in each case to which the Company and/or MKTE, or any of their respective assets and/or businesses, is subject; (b) violate any provision of the articles of incorporation or bylaws, as amended, or any resolution adopted by the board of directors or shareholders of the Company or MKTE; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, give any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, license, permit, authorization, instrument, or other arrangement to which the Company or MKTE is a party or by which the Company is bound or to which any of the assets or properties of the Company and/or the Assets are subject (or result in the imposition of any Lien upon any of such assets and/or the Assets).

3.4      SUBSIDIARIES.  The Company has no subsidiaries.

3.5 TITLE AND POSSESSION TO ASSETS. Except as noted on Schedule 2.1, Company is and always has been in sole and exclusive possession and the sole and exclusive owner of the Assets, free and clear of any restrictions on transfer, Taxes, Liens, purchase rights, contracts, commitments, equities, claims, or demands. Upon and immediately after the Closing, Purchaser shall be the sole and exclusive record and beneficial holder and owner of the Assets, free and clear of any restrictions on transfer, Taxes, Liens, purchase rights, contracts, commitments, equities, claims, or demands, except for the Lien of Porter Capital, Inc. described on Schedule 2.1.

3.6 ABSENCE OF CHANGE. Except as set forth on Schedule 3.6, since August 31, 2004, there has been no event or occurrence which has caused or could reasonably be expected to cause a Material Adverse Effect. Since August 31, 2004, except as disclosed in Schedule 3.6, there has not been any:

(a) Sale, lease, transfer, or assignment by the Company of any of its assets or properties, other than for fair consideration in the ordinary course of business consistent with past practice;

(b) Agreement, lease, license, or other arrangement (or series of related agreements, leases, licenses, or other arrangements) entered into by the Company either involving more than $5,000.00 or which is outside the ordinary course of business consistent with past practice;

(c) Acceleration, termination, modification, or cancellation by any Person (including the Company) of any agreement, lease, license, or other arrangement (or series of related agreements, leases, licenses or other arrangements) involving more than $5,000.00 to which the Company is a party or by which it is bound;

(d) Lien imposed upon any of the assets or properties of the Company;

(e) Capital expenditure (or series of related capital expenditures) made by the Company either involving more than $5,000.00 or which is outside the ordinary course of business consistent with past practice;

(f) Capital contribution to or investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related investments, loans, or acquisitions) by the Company;

(g) Note, bond, or other debt security issued or any indebtedness for borrowed money or capitalized lease obligation created, incurred, assumed, or guaranteed by the Company;

(h) Cancellation, compromise, waiver, or release of any right or claim (or series of related rights or claims) by the Company either involving more than $5,000.00 or which is outside the ordinary course of business consistent with past practice;

(i) Disposition by the Company of or failure to keep in effect any rights in, to, or for the use of any Intellectual Property;

(j) Change made to, or authorized to be made to, the articles of incorporation or bylaws of the Company;

(k) Loan or other transaction between the Company and any of its directors, officers, or Employees, as applicable; (l) Employment, collective bargaining agreement, consulting, or other arrangement for services entered into by the Company, or any termination, modification, or cancellation of the terms of any such existing agreement;

(m) Payment of bonus compensation to any of the directors or officers of the Company or any of the Employees which is outside of the ordinary course of business consistent with past practice;

(n) Adoption of, amendment or modification to, or termination of any Employee Benefit Plan or other plan, agreement, commitment, or arrangement for the benefit of any of the directors or officers of the Company or any of the Employees;

(o) Change by the Company in its accounting methods, principles, or practices;

(p) Tax election which is outside the ordinary course of business consistent with past practice;

(q) Charitable pledge or contribution by the Company which is outside of the ordinary course of business consistent with past practice; or

(r) Other material occurrence, event, incident, action, failure to take action, or transaction involving the Company which is outside of the ordinary course of business consistent with past practice or which has had or is reasonably expected to have a Material Adverse Effect.

3.7 CLAIMS. Except as set forth on Schedule 3.7, (a) there are no, and have not previously been, any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, or demands of any kind pending or threatened against or affecting the Company or the Assets;(b) there are no injunctions, judgments, orders, or decrees of any kind which are outstanding against or unsatisfied by the Company; and (c) the Company is not charged or threatened with, or under investigation with respect to, any alleged violation of any provision of any law, constitution, code, statute or ordinance, or any regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Authority relating to the Company, the Assets, or any aspect of the Business.

3.8 LEGAL COMPLIANCE. Except as set forth on Schedule 3.8, and except for environmental matters which shall be governed by Section 3.10, (a) the Company has complied with all applicable laws, constitutions, codes, statutes, or ordinances, and all regulations, rules, injunctions, judgments, orders, decrees, rulings, charges, or other restrictions of all Authorities; and (b) the Company has obtained all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, or similar rights required to conduct the Business and own and operate the Assets, and such franchises, approvals, permits, licenses, orders, registrations, certificates, variances, or similar rights are current and have not been revoked, suspended, canceled, or terminated.

3.9      REAL PROPERTY.

(a) The Company does not own any real property.

(b) Set forth on Schedule 3.9 is a list of all real property leased or subleased to or by the Company (the "Leased Real Property"). Correct, accurate, and complete copies of the leases and subleases associated with the Leased Real Property, as amended to date, are attached to Schedule 3.9. With respect to each lease or sublease for the Leased Real Property, along with each related Assignment and Estoppel Certificate:

         (i) The lease or sublease is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement;

         (ii) No party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder, except that there is a rent arrearage of $49,852.40 due to the lessor of 1605 Gum Branch Road, Jacksonville, NC, which Seller will pay (including any penalty or other charge payable in respect of such delinquency) on or before the Closing;

         (iii) No party to the lease or sublease has repudiated any provision thereof and there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

         (iv) With respect to each sublease, the representations and warranties set forth in Section 3.9(b)(i)-(iii) are true and correct with respect to the underlying lease; and

         (v) The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, imposed a Lien on, or encumbered any interest in the leasehold or subleasehold.

3.10 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.10, (a) the Company has to the best of its knowledge, complied with the Environmental Laws in all respects (and no notice, citation, summons, charge, or order has been issued, no complaint has been filed, no penalty has been assessed, and no action, suit, proceeding, hearing, investigation, or review is pending or threatened by any Authority against the Company alleging any such failure to comply); (b) the Company has obtained and been in compliance with all of the terms and conditions of all licenses, permits, certificates, approvals, authorizations, and registrations which are required under the Environmental Laws; (c) the Company has complied in all respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental Laws; and (d) no Hazardous Substance Release is occurring on or at any of the Leased Real Property, and no Hazardous Substance Release has occurred in the past on or at any real property occupied, leased, owned, or used by the Company and/or its successors-in-interest (including, without limitation, the Leased Real Property).

3.11 TANGIBLE  ASSETS;  CONDITION OF TANGIBLE  ASSETS.  The Assets  described on
Schedule 2.1 constitute all of the tangible and intangible assets, including all machinery, equipment, fixtures, furniture, supplies, and Intellectual Property owned, leased, or licensed by, in the possession of, held for use in the Business, or used by the Company. The tangible assets are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used, and contain no patent or latent defects. None of the Assets violates the intellectual property rights of any other Person.

3.12 TITLE TO ASSETS. Except as noted on Schedule 2.1, the Company has good and marketable title to, or a valid leasehold or license interest in, all tangible and intangible assets and properties of every kind, character, and description used by the Company, located on the Company's premises, possessed by the Company, shown on the Financial Statements, or acquired, leased, or licensed by the Company after the date of the Financial Statements, free and clear of all Liens, except for Inventory disposed of in the ordinary course of business consistent with past practice since the Financial Statements.

3.13 AGREEMENTS WITH EMPLOYEES, SALES REPRESENTATIVES, DEALERS, AND DISTRIBUTORS. Except as set forth on Schedule 3.13, the Company is not a party to any contract or agreement with any Person under which such other Person serves as an Employee or a consultant to the Company or the Business or serves as sales agent, representative, dealer, or distributor of any of the products or services of the Company or the Business, and which by its terms cannot be terminated at-will or on not more than 30 days' prior notice, and there has been no change in the rate of compensation paid or payable to any such Person since October 1, 2004.

3.14     MATERIAL CONTRACTS.

(a) Set forth on Schedule 3.14 is a list of the following contracts and other agreements, including any subsequent Assignments relating thereto, whether written or oral, to which the Company is a party (collectively, the "Material Contracts"):

         (i) Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000.00;

         (ii) Any agreement (or group of related agreements) for the purchase or sale of Inventory, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a loss to the Company, or involve consideration in excess of $5,000.00;

         (iii) Any agreement concerning a partnership, joint venture, or other business arrangement with any Person;

         (iv) Any agreement (or group of related agreements) under which any indebtedness for borrowed money or capitalized lease obligation has been created, incurred, assumed, or guaranteed;

         (v) Any agreement (or group of related agreements) pursuant to which any Lien has been granted or imposed on any assets or properties of the Company;

         (vi) Any agreement concerning noncompetition, noninterference, nondisclosure, or confidentiality;

         (vii) Any agreement between Company and any Affiliate of Company;

         (viii) Any Employee Benefit Plan or other plan, contract, commitment, or arrangement for the benefit of the Company's current or former directors, officers, or Employees;

         (ix) Any collective bargaining agreement or other labor agreement;

         (x) Any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing for severance benefits or payments of any kind upon termination of employment of any individual;

         (xi) Any agreement under which the Company has advanced or loaned any amount to any of its current or former directors, officers, or Employees;

         (xii) Any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

         (xiii) Any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.00;

         (xiv) Any agreement (or group of related agreements) that that is affected by a sale of all or substantially all of the assets of Company; or

         (xv) Assignment documenting that all parties to a Material Contract consent to the assignment thereof to Purchaser.

(b) Company has delivered or made available to Purchaser a correct and complete copy of each written Material Contract, as amended to date, and a written summary setting forth the terms and conditions of each oral Material Contract. With respect to each Material Contract: (i) the Material Contract is legal, valid, binding, and enforceable and in full force and effect; (ii) the Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Material Contract; and (iv) no Person has repudiated any provision of the Material Contract.

3.15     EMPLOYEE BENEFIT PLANS.

(a) Set forth on Schedule 3.15 is a true and complete list of each Employee Benefit Plan providing benefits to any Employee, retiree, former Employee, director, or consultant of the Company or any of their dependents, survivors or beneficiaries to which the Company is a party, which is maintained or contributed to by the Company, or with respect to which the Company could incur material liability under Sections 4069, 4201 or 4212(c) of ERISA. Each Employee Benefit Plan complies in form and in operation in all material respects with the applicable requirements of ERISA, COBRA, the Code and any other applicable laws, statutes, constitutions, or ordinances, and rules or regulations of all Authorities. No payment that is owed or may become due to any officer, director, or agent of the Company or any Employee will be non-deductible to the Company or subject to any Taxes under Sections 280G or 4999 of the Code. The Company shall not be required to "gross up" or otherwise compensate any Person because of the imposition of any excise Taxes on a payment pursuant to an Employee Benefit Plan to such Person.

(b) Attached to Schedule 3.15 are correct, accurate, and complete copies of (i) all documents evidencing each of the Employee Benefit Plans, as amended (or correct, accurate, and complete written summaries of such Employee Benefit Plans to the extent not evidenced by such documents); (ii) all documents evidencing trusts relating to such Employee Benefit Plans, as amended; (iii) where applicable, the last filed Form 5500 or 5500-C with respect to each Employee Benefit Plan; and (vi) the audited financial statements of each Employee Benefit Plan, and all schedules and exhibits to all such documents listed in Subsections
(i)-(vi). The Company has timely filed all Forms 5500 or 5500-C required to be filed for each such Employee Benefit Plan.

(c) Each Employee Benefit Plan set forth on Schedule 3.15 which is intended to qualify under Section 401(a) of the Code or under Section 501(c)(9) of the Code has received a favorable determination letter, and the related trusts have been determined to be exempt from taxation. Attached to Schedule 3.15 is a copy of the most recent determination letter with respect to each such Employee Benefit Plan and nothing has occurred since the date of such determination letter that would cause the loss of such qualification or exemption, and no assessment of any Taxes has been made or is threatened against the Company, or any related trust of any such Employee Benefit Plan on the basis of a failure of such qualification or exemption. The consummation of the transactions contemplated by this Agreement shall not result in the payment, vesting, or acceleration of any benefit under any Employee Benefit Plan.

(d) Each Employee Welfare Benefit Plan has, to the extent applicable, at all times been in compliance in all material respects with the provisions of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA. Except as disclosed on
Schedule 3.15, none of the Employee Welfare Benefit Plans provides or promises post-retirement health or life benefits to current Employees or retirees of the Company beyond their retirement date or other termination of service, except as required by applicable law.

(e) Except as disclosed on Schedule 3.15, all contributions which are due under the terms of each Employee Benefit Plan have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due have been paid or properly accrued in the Financial Statements in accordance with applicable law and will be accrued on the Final Closing Balance Sheet. All premiums or other payments for all periods ending on or before the Closing Date have been (or prior to the Closing Date will be) paid with respect to each Employee Benefit Plan.

(f) With respect to the Employee Benefit Plans, no event has occurred and, there exists no condition or set of circumstances, in connection with which the Company could be subject to any Liability under the terms of such Employee Benefit Plans, ERISA, the Code, or any other applicable law. No legal action, suit, or claim is pending or threatened with respect to any Employee Benefit Plan (other than routine claims for benefits in the ordinary course) and no fact exists which could reasonably be expected to give rise to any such action, suit, or claim.

(g) No "prohibited transaction", as such term is defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Benefit Plan.

(h) The Company has not incurred any liability under, and has complied in all material respects with, the WARN Act and shall not incur any such liability as a result of actions taken or not taken prior to the Closing Date.

3.16 INSURANCE. Set forth on Schedule 3.16 is a complete and correct list of all policies of insurance of the Company, specifying for each policy the carrier, the risks insured, the amounts of coverage, the deductible, the premium rate, the expiration date, and any pending claims thereunder. All such policies are outstanding and in full force and effect and will remain so until the Closing and any pending claims under such policies shall not exceed the policy limits of such policies. Schedule 3.16 describes any self-insurance arrangements effecting or maintained by the Company.

3.17 WARRANTIES. Except as set forth on Schedule 3.17: (a) there are no Liabilities of the Company, whether based on strict liability, negligence, breach of contract, or otherwise, with respect to any service provided by the Company; (b) there are no Liabilities of the Company with respect to any claim for the breach of any express or implied warranty or any other similar claim with respect to any service provided by the Company, other than standard warranty obligations (to replace or refund) made by the Company in the ordinary course of business to purchasers of its services, and which are appropriately and adequately reserved for in the Financial Statements or to the extent incurred after the date thereof in the ordinary course of business consistent with past practice will be appropriately and adequately reserved for in the Financial Statements; (c) the Company has not entered into, or offered to enter into, any agreement, contract commitment, or other arrangement (whether written or oral) pursuant to which the Company is or will be obligated to make any rebates, discounts, promotional allowances, or similar payments or arrangements to any customer ("Rebate Obligations"); or (d) no products of the Company sold prior to the Closing will be returned by any purchaser of such products following the Closing. Schedule 3.17 sets forth a true and correct listing of all warranty claims made with respect to the products or services of the Company for the last 5 years and a true and correct list of all contracts pursuant to which any third party may return any products. All Rebate Obligations set forth on Schedule 3.17 are reflected in the Financial Statements or have been incurred after the date thereof in the ordinary course of business consistent with past practice and will be reflected in the Financial Statements.

3.18     LIABILITIES AND FINANCIAL STATEMENTS.

(a) The Assumed Liabilities set forth on Schedule 2.2(a)(ii) lists those Liabilities of the Company that are to be assumed by the Purchaser. All other Liabilities of the Company and/or the Business (i.e., Retained Liabilities) shall be retained and paid by the Company.

(b) The financial statements appended hereto as Schedule 3.18(b) are true and accurate financial statements for the Company (which is the part of a group of affiliated companies which share certain management and other talents and assets so these statements cannot be viewed separately) for the period ended April 30, 2005(the "Financial Statements").

3.19 AFFILIATIONS WITH GIBRALTAR. None of Company, MKTE, any of their predecessors in interest, and/or any of their respective Affiliates own or have ever owned (directly or indirectly, of record or beneficially) any interest in the equity of, or have ever been otherwise affiliated with, Gibraltar
Publishing, Inc. (or any predecessor or successor in interest to Gibraltar Publishing, Inc.).

3.20 FULL DISCLOSURE. No representation, warranty, covenant, or agreement made by Company in this Agreement or in any statement, certificate, instrument, or other document or item furnished or delivered or to be furnished or delivered to Purchaser pursuant to this Agreement or in connection with the transactions covered by this Agreement contains or will contain any false or misleading statement of a material fact, or omit any material fact, in each case required to be stated therein or necessary in order to make the statements therein not false or misleading.

3.21 BROKERS. There are no brokers or finders known to Seller to be involved with this transaction and Seller has not made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of this transaction.

                                    ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

Purchaser represents and warrants to Company as follows:

4.1   ORGANIZATION   AND  GOOD  STANDING.   Purchaser  is  a  corporation   duly
incorporated, validly existing and in good standing under the laws of the State of Delaware.

4.2 AUTHORITY AND ENFORCEABILITY. Purchaser has full corporate power and authority to execute, deliver, and perform this Agreement and the execution, delivery, and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval of any Authority or Person in order for the parties to consummate the transactions contemplated by this Agreement.

4.3 NONCONTRAVENTION. The execution or delivery of this Agreement (or the consummation of the transactions contemplated hereby) will not (a) violate any law, constitution, code, statute or ordinance, or any regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Authority to which Purchaser is subject; (b) violate any provision of the Certificate of Incorporation or bylaws, as amended, or any resolution adopted by the board of directors or shareholders of Purchaser; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, give any Person the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, license, permit, authorization, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets or properties are subject (or result in the imposition of a Lien upon any of its assets).

4.4 BROKERS. There are no brokers or finders known to Purchaser to be involved with this transaction and Purchaser has not made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of this transaction.

                                    ARTICLE 5.
                              PRE-CLOSING COVENANTS

The parties agree as follows with respect to the period between the date of this Agreement and the Closing:

5.1 GENERAL. The parties shall use their respective best efforts to take all actions and do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7).

5.2 NOTICES AND CONSENTS. The parties shall give any notices to, make filings with, and use their best efforts to obtain any authorizations, consents, and approvals of Authorities or Persons in connection with the matters specified in Sections 3.2 and 4.2, and any Schedules relating thereto.

5.3      CONDUCT OF THE BUSINESS.  The Company shall:

(a) Conduct, carry on, maintain, and preserve the Business and the Assets, keep available the services of the Employees, agents, and representatives of the Company, preserve the good will of suppliers, customers, and others having business relations with the Company, and maintain the assets, properties, and operations of the Company (including, without limitation, the Assets) and its books of account, records, and files, all in the ordinary course of business consistent with past practice; and

(b) Not take or omit to take any action which if taken or omitted prior to the Closing would constitute a breach of any representations, warranties, or covenants of Company in this Agreement, including the taking of any action, or omitting to take any action, which would cause, or could reasonably be expected to cause, any of the events or changes listed in Section 3.6 to occur.

5.4 ACCESS TO INFORMATION. Company shall continue to furnish or deliver or cause to furnish or deliver to Purchaser all documents, records, and information concerning the business and affairs of the Company as Purchaser may reasonably request. The furnishing or delivery of such documents, records, or information by the Company to Purchaser or any investigation by Purchaser into the affairs of the Company shall not affect Purchaser's right to rely on any representation, warranty, or covenant made in this Agreement or in any statement, certificate, instrument, or other document or item furnished or delivered by the Company under this Agreement.

5.5 NOTICE OF DEVELOPMENTS. Company shall give prompt written notice to Purchaser of any development, event, or occurrence that has had or which could reasonably be expected to be or cause a misrepresentation, breach of warranty, or breach of covenant pursuant to this Agreement or to have a Material Adverse

Effect; provided, however, that Purchaser's knowledge of any such development, event, or occurrence, whether by written notice from Company or otherwise, shall not be deemed (a) to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, (b) a waiver of, or require Purchaser to waive, the conditions to the Closing set forth in Section 7.1, or otherwise to limit the rights of Purchaser to indemnification pursuant to Article 8 for any such misrepresentation or breach.

5.6 SUBSEQUENT ACQUISITION PROPOSALS. Company shall not, nor shall it permit any Affiliate, Employee, director, or officer of the Company or any investment banker, attorney, accountant, or other representative or agent retained by, or acting with the authority of, the Company to solicit, initiate, encourage
(including by way of furnishing information), endorse, or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal.

5.7 AMOUNTS OWED TO PURCHASER. Prior to Closing, Seller, MKTE, and their respective Affiliates, shall pay or repay (as applicable) all amounts payable (whether by loan or otherwise) to Purchaser (or its Affiliates) as of the Closing, excluding payment of any Management Fees (the satisfaction of which is the subject of Section 2(b)).

                                    ARTICLE 6.
                       CLOSING AND POST-CLOSING COVENANTS

The parties  agree as follows with respect to the period as of and following the
Closing:

6.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 8). Company acknowledges and agrees that, from and after the Closing, Purchaser shall be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

6.2 POST-CLOSING COOPERATION, ACCESS TO INFORMATION, AND RETENTION OF RECORDS. Without limiting the generality of Section 6.2, Company and Purchaser shall cooperate fully with each other after the Closing so that each party has access to the business records, contracts, and other information existing at the Closing Date and relating in any manner to the conduct of the Business (whether in the possession of Company or Purchaser). No files, books, or records existing at the Closing Date and relating in any manner to the conduct of the Business shall be destroyed by any party for a period of 7 years after the Closing Date without giving the other party at least 30 days' prior written notice, during which time such other party shall have the right (subject to the provisions of this Section 6.2) to examine and to remove any such files, books, and records prior to their destruction. The access to files, books, and records shall be during normal business hours and upon not less than 2 days' prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein as contemplated in Section 10.1, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

6.3 TRANSITION. Company shall not take any action that is intended to have the effect of discouraging any Employee, lessor, licensor, customer, supplier, sales representative, dealer, distributor, or other business associate of the Company, Purchaser, or their respective Affiliates from maintaining the same business relationships with the Company, Purchaser, or their Affiliates after the Closing as it maintained with the Company prior to the Closing. Company shall refer to Purchaser all customer inquiries relating to Purchaser, the Business, the Assets, and the Company from and after the Closing.

6.4      EMPLOYEE MATTERS.

Purchaser has elected not to offer continued employment after the Closing to the Employees listed on Schedule 6.4. Notwithstanding anything to the contrary contained in this Agreement, Company shall take all actions required to assure that the Purchaser experiences no Liability or obligation with respect to the Employees listed on Schedule 6.4, whether arising out of, or provided by, Employee Benefit Plans, or otherwise, for any periods before or after the Closing. Company shall be obligated to pay all accrued vacation due to the Employees listed on Schedule 6.4.

6.5 TAX MATTERS. Company shall be responsible for and shall pay all Taxes, filing fees, recording fees, and other similar expenses with respect to the sale and purchase of the Assets. All obligations for Taxes due in respect of periods prior to the Closing Date shall be the sole responsibility of Seller, and all obligations for Taxes due in respect of periods including and after the Closing Date shall be the sole responsibility of Purchaser.

6.6 NONCOMPETITION AGREEMENTS. At the Closing, (a) the Company and Purchaser shall enter into a noncompetition, noninterference and confidentiality agreement, substantially in the form of Exhibit 6.6(a) (the "Seller Noncompetition Agreement") and (b) MKTE, the Company and Purchaser shall enter into a noncompetition, noninterference, and confidentiality agreement substantially in the form of Exhibit 6.6(b) (the "MKTE Noncompetition Agreement").

6.7 RELEASE OF LIENS RELATED TO THE COMPANY INDEBTEDNESS. Seller shall take all actions necessary to comply with any requirements of Purchaser to cause any and all Liens upon the Assets and/or related to Company Indebtedness to be released as soon as possible, and shall deliver to Purchaser evidence of the same which evidence shall be acceptable to Purchaser in its sole and absolute discretion.

6.8 RETAINED LIABILITIES. Company shall retain and be solely responsible for all Retained Liabilities, and shall indemnify and defend Purchaser and hold Purchaser harmless with respect to, and from any Liability associated with, any and all Retained Liabilities.

6.9 SOFTWARE LICENSING. Purchaser acknowledges that, at the Closing, MKTE and/or Seller is paying Purchaser $24,000.000 in cash or other immediately available United States funds to reimburse Purchaser for expenses that Purchaser may incur to obtain licensing for the Assets. MKTE and Seller shall cooperate with Purchaser, and pay to Purchaser $12,000.00 in cash or other immediately available United States funds on or before each of June 10, 2005 and June 17, 2005 (for an aggregate additional amount of $24,000.00), to further reimburse Purchaser for expenses that Purchaser may incur to obtain licensing for the Assets. In the event that MKTE and/or Seller fail to pay any amount pursuant to this Section 6.9 (only up to the aggregate amount of $24,000.00), then Purchaser may, at its sole option, (a) reduce the Deferred Amount then-outstanding under the Note dollar-for-dollar by the unpaid amount of such demand, in which case the security interest granted to Seller under this Agreement and the Security Agreement shall be released with respect to collateral having a fair market value at the time of such demand equal to the unpaid amount of such demand, and/or (b) seek any other legal and/or equitable remedies available to Purchaser. Purchaser shall be obligated to pay the balance of the amounts necessary to obtain licensing for the Assets.

6.10 RENT, TAXES, AND OTHER CHARGES ON THE LEASED REAL PROPERTY. Any rent in respect of the month of May, 2005, taxes, and other charges or assessments due and payable (whether prior to, at, or after the Closing) under the lease for the Leased Real Property ("Prorated Lease Expenses") shall be prorated between the parties on the basis of the proportional number of calendar days in the relevant period that Seller and Purchaser, respectively, own the Assets. If any party pays any of the Prorated Lease Expenses for which the other party is entirely or partially responsible hereunder, the responsible party will promptly (but in no event later than ten (10) calendar days after demand by the paying party) reimburse the paying party for that portion of the Prorated Lease Expenses for which the responsible party is responsible, provided that any demand for reimbursement shall be accompanied by appropriate evidence of payment thereof.

                                    ARTICLE 7.
                       CONDITIONS PRECEDENT TO THE CLOSING

7.1 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION. The obligation of Purchaser to purchase the Assets and otherwise consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Section 7.1. Purchaser may waive any or all of these conditions in whole or in part without prior notice.

(a) All representations and warranties by Seller and MKTE contained in this Agreement or in any statement, certificate, instrument, or other document or item furnished or delivered by Seller under this Agreement shall be true and correct on and as of the Closing Date in all respects.

(b) Seller, MKTE, and/or their respective Affiliates (as applicable) shall have performed and complied with, and shall have caused the Company to have performed and complied with, all covenants, agreements, and obligations (including, without limitation, the payment and or repayment obligations contained in
Section 5.8), and shall have satisfied all conditions that Seller or the Company are required by this Agreement to perform, comply with, or satisfy, at or prior to the Closing, in all respects.

(c) No action, suit, or proceeding shall be pending or threatened before any Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (iii) affect adversely the right of Purchaser to own the Assets, to control the Company and/or operate the Business; or (iv) affect adversely the right of the Company to own its assets or properties or to operate the Business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(d) Purchaser shall have received a certificate from Seller, dated as of the Closing Date, certifying that the conditions specified in this Section 7.1 have been satisfied in all respects.

(e) Purchaser shall have received the Bill of Sale transferring title in and to the Assets to Purchaser substantially in the form of Exhibit 7.1(e).

(f) Seller and MKTE shall have taken all actions required under, and shall have procured (or caused the Company to have taken all actions required under and procured) and delivered to Purchaser, all third party consents contemplated by,
Section 3.2 and Schedule 3.2.

(g) Purchaser shall have received a certificate of good standing or existence for the Company.

(h) Purchaser shall have received the releases of Liens specified in Section 6.7, each of which shall be satisfactory to Purchaser in its sole and absolute discretion.

(i) Company shall have each executed and delivered to Purchaser the Seller Noncompetition Agreement, dated as of the Closing Date.

 (j) MKTE shall have each executed and delivered to Purchaser the MKTE Noncompetition Agreement, dated as of the Closing Date.

(k) No developments, events or occurrences shall have occurred prior to the Closing Date resulting in, or which could reasonably be expected to result in, a Material Adverse Effect.

(l) The board of directors of Purchaser shall have approved the transactions contemplated by this Agreement.

(m) Purchaser shall have received from counsel to Seller an opinion in form and substance as set forth on Exhibit 7.1(m), addressed to Purchaser and dated as of the Closing Date.

(n) Seller shall have obtained an estoppel certificate and assignment, in form and substance acceptable to Purchaser, from the landlord of the Leased Real Property confirming that the rent is current, Seller and Company have otherwise performed the terms and conditions of the lease, and that the landlord consents to the assignment of the lease concerning such Leased Real Property to Purchaser (the "Leased Real Property Assignment"). To the extent that the landlord of the Leased Real Property requires MKTE or the Company to remain as an obligor to the landlord under the terms of the Leased Real Property Assignment, the Purchaser and Customerlinx agree: (i) to indemnify and hold MKTE and the Company harmless from all claims, damages, costs, and liability (including reasonable attorney's fees) that MKTE or the Company shall suffer or incur arising under the terms of the lease of the Leased Real Property or Purchaser's use and occupancy of the Leased Real Property, in each case for which the cause of action giving rise to such claim, damage, cost, or liability arises after the Closing, without any limitation except as set forth above; (ii) to fully and timely perform all obligations of lessee under the terms of the lease of the Leased Real Property after the Closing; and (iii) that Purchaser shall have no right to extend the term of the lease of the Leased Real Property in the event that either MKTE or the Company must remain during such extension as obligors to the landlord on the lease of the Leased Real Property.

(o) Seller shall have delivered the 2004 Income Statement to Purchaser at least 5 days prior to the Closing, and Purchaser shall be satisfied with the figures and calculations presented therein.

(p) Purchaser shall have received $24,000.000 in cash or other immediately available United States funds pursuant to Section 6.9.

(q) The form and substance of all statements, certificates, instruments, opinions and other documents or items delivered to Purchaser under this Agreement shall be satisfactory in all reasonable respects to Purchaser and its counsel.

7.2 CONDITIONS PRECEDENT TO SELLER'S OBLIGATION. The obligation of Seller to sell and transfer the Assets and otherwise consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Section
7.2. Seller may waive any or all of these conditions in whole or in part without prior notice.

(a) All representations and warranties by Purchaser contained in this Agreement or in any statement, certificate, instrument, or other document or item furnished or delivered by Purchaser under this Agreement shall be true and correct on and as of the Closing Date in all respects.

(b) Purchaser shall have performed and complied with all covenants, agreements, and obligations, and shall have satisfied all conditions that Purchaser is required by this Agreement to perform, comply with or satisfy, at or prior to the Closing, in all respects.

(c) No action, suit, or proceeding shall be pending or threatened before any Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(d) Seller shall have received a certificate from Purchaser, dated as of the Closing Date, certifying that the conditions specified in Section 7.2 have been satisfied in all respects.

(e) [INTENTIONALLY BLANK.]

(f) Purchaser shall have executed and delivered to Seller the Seller Noncompetition Agreement, dated as of the Closing Date, and Purchaser shall have executed and delivered to MKTE the MKTE Noncompetition Agreement, dated as of the Closing Date.

(g) Purchaser shall have executed and delivered to Seller the Note and the Security Agreement.

(h) The form and substance of all statements, certificates, instruments, opinions, or other documents or items delivered to Seller under this Agreement shall be satisfactory in all reasonable respects to Seller and their counsel.

                                    ARTICLE 8.
                                 INDEMNIFICATION

8.1      GENERAL INDEMNIFICATION OBLIGATIONS.

(a) Company shall indemnify and defend Purchaser and hold Purchaser harmless from and against any and all Adverse Consequences or Liabilities arising out of, resulting from, relating to, in the nature of or caused by:

         (i) Any misrepresentation, breach, failure, or nonperformance (as applicable) of any representation, warranty, covenant, or agreement made by Company in this Agreement or in any written statement, certificate, instrument, or other document or item furnished or delivered or to be furnished or delivered by Company to Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

         (ii) The ownership or operation of the Company prior to the Closing Date, other than the Assumed Liabilities;

         (iii) Any claims brought by any Authorities for omissions in bonding or licensing, but such indemnification shall be limited to claims asserted against Purchaser during the first year following the date of the Closing and only for claims arising from the action or inaction of MKTE or Seller prior to the Closing;

         (iv) Any Taxes relating to periods through and including the Closing Date, other than Taxes previously paid and accruals or reserves for Taxes set forth on the face of the Financial Statements; or

         (v) The Retained Liabilities.

(b) Purchaser shall indemnify and defend Company and hold Company harmless from and against any and all Adverse Consequences or Liabilities arising out of, resulting from, relating to, in the nature of or caused by:

         (i) Any misrepresentation, breach, failure, or nonperformance (as applicable) of any representation, warranty, covenant, or agreement made by Purchaser in this Agreement or in any statement, certificate, instrument, or other document or item furnished or delivered or to be furnished or delivered by Purchaser to Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; or

         (ii) The Assumed Liabilities.

(c) Subject to (but without limiting) the terms of Section 6.9, Company shall indemnify Purchaser for any and all third party clams arising from the Intellectual Property and Computer Software transferred hereunder, but only for claims arising from the action or inaction of MKTE or Seller prior to the Closing. Company hereby agrees to indemnify, hold harmless, and defend Purchaser from and against any and all Liabilities asserted against Purchaser by a third party to the extent such Liabilities result from the infringement of the Intellectual Property and Computer Software, including, but not limited to, any third party's trade secret, trademark, service mark, copyright, license, or patent issued as of the date of this Agreement (collectively, an "Intellectual Property Right"); provided, that Purchaser: (i) promptly notifies Company of any third party claim subject to indemnification hereunder, (ii) gives Company the right to control and direct the preparation of a defense, the defense and any settlement of any such claim, and (iii) cooperates with Company for the defense of same. The foregoing provisions shall not apply to any infringement arising out of: (i) use of the Intellectual Property other than in accordance with applicable representations, documentation, or instructions supplied by Company;
(ii) any alteration, modification, or revision of the Intellectual Property by Purchaser directly related to the source of the claim; or (iii) any post-Closing acts or omissions of Purchaser. This Section 8.1(c) shall survive the termination of this Agreement.

(d) The indemnification provisions of Section 7.1(n) shall not be limited by or interpreted under the provision of this Section 8.1.

8.2      GENERAL INDEMNIFICATION PROCEDURES.

(a) A party seeking indemnification pursuant to this Article 8 (an "Indemnified Party") shall give notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit, or proceeding, in respect of which indemnity may be sought pursuant to this Article 8 (a "Claim") and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any Liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby).

(b) For purposes of this Article 8, including the determination of Claims by Purchaser, any and all references to a "Material Adverse Effect" or "material" limitations or limitations as to "Knowledge" in Seller's representations and warranties, while being taken into account for purposes of determining whether a breach has occurred giving rise to a Claim by Purchaser for Adverse Consequences for which Purchaser is to be indemnified, shall be disregarded for purposes of calculating the amount of said Claim.

(c) In no event shall the provisions of this Article 8 in any way modify or otherwise limit the rights or remedies available to any of the parties with regard to a claim of fraud. The parties shall be entitled as a result of misrepresentation, breach, or default under this Agreement, to pursue any and all non-monetary relief to which any of them may otherwise be entitled at law, in equity or otherwise.

                                    ARTICLE 9.
                                   TERMINATION

9.1 TERMINATION. This Agreement may be terminated at any time prior to the
Closing:

(a) By mutual written consent of Purchaser and Company;

(b) By Purchaser or Company if the Closing shall not have occurred by and, in the reasonable judgment of the terminating party, all conditions precedent to such party's obligation to proceed with the transactions contemplated by this Agreement cannot be satisfied and such terminating party does not desire to waive such condition(s); provided, however, that this right to terminate the Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(c) (i) By Purchaser if, prior to the Closing, Company fails to perform in any material respect any of their obligations under this Agreement; or

         (ii) By Company if, prior to the Closing, Purchaser fails to perform in any material respect any of Purchaser's obligations under this Agreement.

9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Purchaser or Company as provided in Section 9.1, all obligations of the parties under this Agreement shall terminate without Liability of any party to any other party, except the following shall survive any such termination (a) the obligations set forth in Sections 10.1-10.5 and (b) Liability for any willful breach of this Agreement.

                                   ARTICLE 10.
                                  MISCELLANEOUS

10.1 CONFIDENTIALITY. Purchaser, Company, and their respective representatives and Affiliates shall keep and maintain the terms of the transaction contemplated by this Agreement confidential for a period of three (3) years. Company and its representatives and Affiliates shall treat and hold as confidential any and all information, materials, data, and documents in all forms (whether written or otherwise) relating to the Company, the Business, the Assets, Purchaser, or any party to this Agreement (collectively, the "Confidential Information"); provided, however, the following items shall not constitute Confidential
Information: (a) an item that was already available to the general public at the time such item was received; (b) an item that subsequently becomes known to the general public through no fault or omission by Company and/or its representatives and Affiliates; (c) an item that is subsequently disclosed by a third party which has the bona fide right to make such disclosure; or (d) an item that is required to be disclosed by law, or by any Authority or for which disclosure to an Authority is appropriate in the conduct of business; provided that, any Confidential Information disclosed pursuant to law hereunder shall remain "confidential" in all other instances, and shall be treated as such. Company and its representatives and Affiliates shall refrain from using any such Confidential Information in any manner or for any purpose not in connection with this Agreement. Upon the failure to consummate the transactions contemplated by this Agreement, Company and Purchaser shall deliver promptly to the other party or destroy, at the request and option of such other party, all tangible embodiments (including computer records) of such Confidential Information of the other party which are in its possession. For purposes of this Section 10.1, only representatives and Affiliates of the parties who have a reasonable need to know may receive or have access to Confidential Information, and then only if all necessary and appropriate measures are taken to protect such Confidential Information. Each party shall also take all necessary and appropriate measures to assure that its representatives and Affiliates who receive or have access to Confidential Information of the other party observe and comply with the provisions of, and the applicable party's obligations under, this Section 10.1. In the event that any party to this Agreement is requested or required (by oral question or request for information for documents in any legal proceeding, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, said party shall notify the other parties promptly of the request or requirement so that the nondisclosing party may seek an appropriate protective order or waive compliance with the provisions of this
Section 10.1. If, in the absence of a protective order or the receipt of a waiver under this Section 10.1, any party to this Agreement is, on the advice of counsel, compelled to disclose any Confidential Information to any Authority or else stand liable for contempt, said party may disclose the Confidential Information to the Authority; provided, however, that the disclosing party shall use its reasonable efforts to obtain, at the reasonable request of the nondisclosing party, an order or such assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the nondisclosing party shall designate.

10.2 PUBLICITY. No publicity release, announcement, or other disclosure to Persons other than the parties to this Agreement or their respective legal, financial, and accounting advisors and consultants, brokers, shareholders, officers, or directors concerning this Agreement or the transactions contemplated hereby shall be issued by any party to this Agreement (or its/their representatives or Affiliates) without prior consent to the form and substance thereof by Purchaser (in the case of any proposed release or announcement by Company or its representatives or Affiliates), or Company (in the case of any proposed release or announcement by Purchaser or its representatives or Affiliates). Notwithstanding the foregoing, in the event any such press release or announcement is required by law to be made by the party proposing to issue the same, such party shall use its reasonable efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement.

10.3 EXPENSES. Except as otherwise set forth in this Agreement, Company shall pay all costs and expenses incurred or to be incurred by the Company and its representatives and Affiliates in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement, and all attorneys' fees, accountants' fees, and related costs and expenses. Except as otherwise set forth in this Agreement, Purchaser shall pay all costs and expenses incurred or to be incurred by Purchaser and its representatives and Affiliates in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including all attorneys' fees, accountants' fees, and related costs and expenses.

10.4 COSTS. Except as otherwise provided in this Agreement, if any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it or they may be entitled.

10.5 OTHER PROSPECTIVE PURCHASERS. Purchaser shall not incur any Liability in connection with the transactions contemplated by this Agreement to any other Person with whom the Company or its Affiliates, agents, or representatives have had negotiations or discussions regarding any potential merger, sale, or exchange of capital stock or other business combination involving the Company or any proposal or offer to acquire in any manner a substantial equity interest in the Company or all or a substantial portion of the assets of the Company.

10.6 SURVIVAL. All representations, warranties, covenants, agreements, and indemnities (including, but not limited to, those concerning Intellectual Property and Computer Software) of Purchaser and Company contained in this Agreement or any statement, certificate, instrument, or other document or item delivered or furnished pursuant to this Agreement shall survive the Closing.

10.7 NOTICES. All notices, consents, requests, instructions, approvals, demands, and other communications provided for herein shall be validly given, made, or served if in writing and delivered personally by hand, by a nationally recognized overnight courier service (i.e., FedEx or United Parcel Service), by United States certified or registered first class mail, postage prepaid with return receipt requested, or by facsimile transmission. Each such notice, consent, request, instruction, approval, demand, or other communication shall be effective if delivered (a) personally by hand or by a nationally recognized overnight  courier  service,  when  delivered  at the address  specified in this
Section 10.7; (b) by United States certified or registered first class mail, on the date appearing on the return receipt therefore; or (c) by facsimile transmission, when such facsimile transmission is transmitted to the facsimile transmission number specified in this Section 10.7 and the appropriate confirmation is received. In the event that a party is unable to deliver a notice, consent, request, instruction, approval, demand, or other communication due to the inaccuracy of the address or facsimile transmission number provided by the other party pursuant to this Section 10.7, or the other party's failure to notify the party of a change of its address or facsimile transmission number as specified pursuant to this Section 10.7, such notice, consent, request, instruction, approval, demand, or other communication shall be deemed to be effective upon confirmation by a nationally recognized overnight courier service of its failure to complete delivery to the other party's address as set forth in this Section 10.7 (or other address duly given to the party by the other party in accordance with this Section 10.7).

Addresses and facsimile transmission numbers for notices (unless and until written notice is given of any other address or facsimile transmission number):

         If to Purchaser, to:

         3348 Peachtree Road, Suite 200
         Atlanta, GA  30326
         Attention:  Neil Quarterman
         Fax:  (404) 870-7071

         with a copy to:

         Barry A. Friedman, Esq.
         Thompson Hine LLP
         Suite 800
         1920 N Street, N.W.
         Washington, D.C. 20036
         Fax: (202) 331-8330


         If to Company or MKTE, to:

         E-Commerce Support Centers, Inc.
         Scientigo, Inc.
         7810 Ballantyne Common Pkwy.
         Suite 300
         Charlotte, NC  28277
         Attn:  Doyal Bryant, CEO
         Fax:  866-821-1668

         with a copy to:

         Ariel Weissberg, Esq.
         Weissberg and Associates, Ltd.
         401 South LaSalle Street,
         Chicago, Illinois 60605
         Fax : 312-663-1514


10.8 CONSTRUCTION. Any reference to any federal, state, local, or foreign law, constitution, code, statute, or ordinance shall be deemed to include all rules and regulations promulgated thereunder (by any Authority or otherwise), any amendments thereto, and any successor law, unless the context otherwise requires. "Including" means "including without limitation" and does not limit the preceding words or terms. The words "or" and "nor" are inclusive and include "and". The singular shall include the plural and vice versa. Each word of gender shall include each other word of gender as the context may require. References to "Articles" or "Sections" or "Schedules" or "Exhibits" shall mean Articles or Sections of this Agreement or Schedules or Exhibits attached to this Agreement, unless otherwise expressly indicated. The title of each Article and the headings or titles preceding the text of the Sections are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect the meaning, construction or effect of this Agreement. The parties have each participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.9 ENTIRE AGREEMENT. This Agreement, including the initial paragraph, the recitals to this Agreement, and all Schedules and Exhibits attached to this Agreement, each of which are made a part of this Agreement by this reference, constitutes the entire understanding of the parties, and supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter of this Agreement, including that certain Letter of Intent between Company and Customerlinx dated January 13, 2005. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

10.10 RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any benefit, right, or remedy under or by reason of this Agreement on any Persons other than the parties to this Agreement and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any other Person to any party to this Agreement, nor shall any provision give any other Person any right of subrogation or action over or against any party to this Agreement.

10.11 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, the parties to this Agreement and their respective representatives, successors, and permitted assigns. None of the parties to this Agreement may assign either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Purchaser may assign any or all of its rights, interests, or obligations under this Agreement to one or more of its Affiliates (in any or all of which cases Purchaser nonetheless shall remain responsible to Company for the performance of all of its obligations under this Agreement).

10.12 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to conflict of law principles thereof.

10.13 COUNTERPARTS; EXECUTION BY FACSIMILE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. The parties may execute this Agreement and all other agreements, certificates, instruments, and other documents contemplated by this Agreement and exchange on the Closing Date counterparts of such documents by means of facsimile transmission and the parties agree that the receipt of such executed counterparts shall be binding on such parties and shall be construed as originals. After the Closing, the parties shall promptly exchange original versions of this Agreement and all other agreements, certificates, instruments, and other documents contemplated by this Agreement that were executed and exchanged by facsimile transmission pursuant to this Section 10.13.

10.14    GUARANTEES.

(a) MKTE hereby irrevocably and unconditionally guarantees to Purchaser the full and prompt performance of the obligations of Seller to be performed by Seller (or Company) pursuant to paragraph 8.1 under this Agreement that Seller (or Company) fails to perform after demand therefore (the "Seller Guaranteed Obligations"). This Section 10.14(a) is a guarantee of performance, and Purchaser shall be under no obligation to take any action against Seller with respect to any of the Seller Guaranteed Obligations if such Seller Guaranteed Obligations are due and have not been performed by Seller after demand by Purchaser and the expiration of any applicable grace and/or notice period. The obligations of MKTE for the Seller Guaranteed Obligations shall be limited to the amount of the Purchase Price; provided that in no event shall MKTE's satisfaction of its direct obligations hereunder (including, without limitation, pursuant to Section 6.9) be considered the satisfaction of a Seller Guaranteed Obligation, and, therefore, MKTE's satisfaction of such direct obligations shall not be included in the calculation of any limitation on MKTE's responsibilities provided by this sentence of Section 10.14(a). Notwithstanding the foregoing, however, if Purchaser's suffers Losses in excess of the limitation on MKTE's guarantee obligations set forth in this Section 10.14, then the Deferred Amount (if any) then-outstanding under the Note shall be immediately reduced dollar-for-dollar by the amount of such excess, and the security interest granted to Seller under this Agreement and the Security Agreement shall be released with respect to collateral having a fair market value at the time that Purchaser incurs such Losses equal to the amount of such excess Losses.

(b) Customerlinx hereby irrevocably and unconditionally guarantees to Seller the full and prompt performance of the obligations of Purchaser to be performed by Purchaser pursuant to paragraph 2.2 under this Agreement that Purchaser fails to perform after demand therefore (the "Purchaser Guaranteed Obligations"). This Section 10.14(b) is a guarantee of performance, and Seller shall be under no obligation to take any action against Purchaser with respect to any of the Purchaser Guaranteed Obligations if such Purchaser Guaranteed Obligations are due and have not been performed by Purchaser after demand by Seller and the expiration of any applicable grace and/or notice period. The obligations of Customerlinx for the Purchaser Guaranteed Obligations shall be limited to the outstanding amount of the Deferred Amount (plus applicable interest).


[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK AND SIGNATURE PAGE FOLLOWS]

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


Customerlinx of North Carolina, Inc., a North Carolina corporation


By: /s/ Neal Quarterman
    ---------------------------
Its: Chief Financial Officer


Customerlinx Corp.


By: /s/ Neal Quarterman
    ---------------------------
Its: Chief Financial Officer


E-Commerce Support Centers, Inc.


By: /s/ Doyal Bryant
    ---------------------------
Its: Chief Executive Officer


Scientigo, Inc.


By: /s/ C.A. Clark
    ---------------------------
Its: Chief Financial Officer